UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2005

TC PipeLines, LP

(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Turnpike Road, Suite 203 Westborough, Massachusetts		01581
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 871-7046

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02               Results of Operations and Financial Condition.

On August 3, 2005, TC PipeLines, LP (the “Partnership”) issued a press release announcing financial results for the Partnership’s second quarter 2005 earnings. A copy of the press release is furnished with this report as Exhibit 99.1, and is incorporated herein by reference. The press release discloses financial measures, including cash generated from investments and distribution coverage ratio, which are non-GAAP financial measures as defined under SEC rules. The press release furnishes a reconciliation of these measures to the nearest GAAP financial measure. Reasons for the Partnership’s use of these financial measures are disclosed in the press release furnished with this report.

The information in this report is being furnished, not filed, pursuant to Item 2.02 of Form 8-K. Accordingly, the information in this report, including the press release, will not be incorporated by reference into any registration statement filed by the Partnership under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

The Partnership owns a 30% general partner interest in Northern Border Pipeline Company (“Northern Border Pipeline”). The remaining 70% is owned by Northern Border Partners, L.P., a publicly traded limited partnership controlled by ONEOK, Inc.

Northern Border Pipeline has advised us that the contracting status on the Port Morgan, Montana to Ventura, Iowa segment of the pipeline as of July 31, 2005 is as set out below.

Item 7.01               Regulation FD Disclosure

Northern Border Pipeline Company

Capacity Status as of July 31, 2005 (million cubic feet per day)

Port of Morgan, Montana to Ventura, Iowa

	April	May	June	July	Aug	Sep	Oct	Nov- Dec
Maximum-rate firm contracts	1,922	1,730	1,685	1,686	1,913	2,058	1,959	1,565
Discounted-rate firm contracts (1)	15	352	505	688	461	316	315	108
Available capacity (2)	437	292	184	—	—	—	100	701

Total design capacity (3)	2,374	2,374	2,374	2,374	2,374	2,374	2,374	2,374
Average percentage of maximum rate for discounted contracts	N/A	81%	79%	87%	88%	87%	87%	96%

(1)     Includes maximum-rate contracts shorter than one month.

(2)     Unsold capacity based on summer design.

(3)     Refers to a summer design pipeline, capable of transporting, at a minimum, the stated capacity at all times of the year.

Item 8.01               Other Events.

Transportation Capacity

Northern Border Pipeline has advised us that they believe that shifting fundamentals may cause the natural gas price differentials (or so called “basis differentials”) for sales in Alberta, Canada as compared to sales in the Midwest U.S. to narrow annually in the spring and fall months. Increased withdrawals from storage in Western Canada combined with winter demand in the Midwest U.S. may, conversely, cause the winter basis differentials to widen. Northern Border Pipeline has advised us that summer demand should remain strong due to electric generation loads. As a result, Northern Border Pipeline advised us that they believe their revenue may be more seasonal in the future as increased volumes are available for transport from Canada to Midwest U.S. markets when the basis differentials widen and some discounting may be required at times to maximize revenue when the basis differentials narrow.

Northern Border Pipeline advises that they believe the greatest impact for 2005 of unsold and discounted capacity occurred during the second quarter due to relatively high levels of Canadian natural gas storage injections and additional supply from other sources. Northern Border Pipeline has advised us that their capacity for July through September has been sold out at more favorable rates. Northern Border Pipeline advises that they now expect that throughout the duration of the 2005/2006 heating season, it will be fully contracted at or near maximum rates. Consequently, Northern Border Pipeline expect their revenue for 2005 to be in the range of $15 million to $18 million lower than 2004, of which our share would be approximately $5 million, due to discounted and uncontracted capacity. However, the sale of the Claims (described below) will add to Northern Border Pipeline’s revenues in 2005, offsetting some of the revenue decline from discounted and uncontracted capacity.

Update On the Impact of Enron’s Chapter 11 Filing On Northern Border Pipeline’s Business

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2004 and our Form 10-Q for the quarter ended March 31, 2005, “Management’s Discussion and Analysis of Financial Condition and Results of Operations –Results of Operations of Northern Border Pipeline Company – Update On The Impact of Enron’s Chapter 11 Filing On Northern Border Pipeline’s Business” regarding the bankruptcy claims held by Northern Border Pipeline against Enron Corp., and Enron North America Corp. (“ENA”) (the “Claims”). We reported that Northern Border Pipeline had entered into settlement agreements and these agreements were approved by the bankruptcy court for the Claims.

Northern Border Pipeline has advised us that, in June 2005, they executed term sheets with a third party for the sale of the Claims. Proceeds from the sale are expected to be $11.1 million. In 2004, Northern Border Pipeline adjusted the allowance for doubtful accounts to reflect an estimated recovery of $1.1 million for the Claims. In the second quarter of 2005, Northern Border Pipeline made a favorable adjustment to its allowance for doubtful accounts of $0.6 million to reflect the agreements for the sale. As a result of the sale, Northern Border Pipeline advised us that they anticipate recognizing additional income of $9.4 million later in 2005 of which our share would be approximately $2.8 million.

Item 9.01               Financial Statements and Exhibits.

(c)           Exhibits.

99.1                         Press Release dated August 3, 2005.

Forward-Looking Statement

The statements above that are not historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Pipeline believes that its expectations regarding future events are based on reasonable assumptions within the bounds of its knowledge of its business, Northern Border Pipeline advises that it can give no assurance that its goals will be achieved or that its expectations regarding future developments will be realized. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include:

•              the impact of unsold capacity on Northern Border Pipeline being greater than expected;

•              the ability to market pipeline capacity on favorable terms, which is affected by:

•      future demand for and prices of natural gas;

•      competitive conditions in the overall natural gas and electricity markets;

•      availability of supplies of Canadian natural gas;

•      availability of additional storage capacity; weather conditions; and

•      competitive developments by Canadian and U.S. natural gas transmission peers;

•              performance of contractual obligations by the shippers;

•              political and regulatory developments that impact Federal Energy Regulatory Commission, or FERC, proceedings involving interstate pipelines and the interstate pipelines’ success in sustaining their positions in such proceedings;

•              the ability to recover costs of property, plant and equipment and regulatory assets in its rates;

•              developments in the December 2, 2001 filing by Enron of a voluntary petition for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code affecting its settled claims;

•              acts of nature, sabotage, terrorism or other similar acts causing damage to its facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP
By: TC PipeLines GP, Inc.,
its general partner

Date: August 3, 2005	By:	/s/ AMY W. LEONG
Amy W. Leong
Controller

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release dated August 3, 2005.